Exhibit 99.2

PRESS RELEASE
FOR IMMEDIATE RELEASE	Contact: Timothy A. Johnson
Vice President, Strategic
Planning and Investor Relations
614-278-6622

BIG LOTS REPORTS FIRST QUARTER EPS OF $0.70 PER DILUTED SHARE

COMPANY PROVIDES UPDATED EPS AND CASH FLOW GUIDANCE

COMPANY ANNOUNCES NEW $400 MILLION SHARE REPURCHASE PROGRAM

Columbus, Ohio – May 26, 2011 – Big Lots, Inc. (NYSE: BIG) today reported net income of $52.5 million, or $0.70 per diluted share, for the first quarter of fiscal 2011 ended April 30, 2011.  This compares to net income of $55.9 million, or $0.68 per diluted share, for the first quarter of fiscal 2010.  Results include both continuing operations and discontinued operations.  Discontinued operations activity was minimal in the first quarter of both fiscal 2011 and fiscal 2010 and is discussed later in this release.

FIRST QUARTER HIGHLIGHTS

•	Income from continuing operations of $0.70 per diluted share versus $0.68 per diluted share last year
•	Generated $106 million of Cash Flow (defined as operating activities less investing activities)
•	Opened 9 new stores

Continuing Operations

For the first quarter of fiscal 2011, income from continuing operations was $52.5 million, or $0.70 per diluted share, compared to income from continuing operations of $56.0 million, or $0.68 per diluted share, for the same period of fiscal 2010.

Net sales for the first quarter of fiscal 2011 decreased 0.6% to $1,227.3 million, compared to $1,235.2 million for the same period in fiscal 2010.  Comparable store sales for stores open at least two years at the beginning of the fiscal year decreased 3.6% for the quarter.

Operating profit for the first quarter of fiscal 2011 was $86.3 million, a decrease of 4% compared to first quarter of fiscal 2010 operating profit of $90.1 million.  Our operating profit dollar decline was a result of our comparable store sales decrease of 3.6% and a lower gross margin rate, partially offset by expense leverage as a percent of sales.  Our gross margin rate for the quarter decreased 30 basis points compared to last year due to merchandise mix shift towards lower margin consumables merchandise as well as higher diesel prices and associated freight costs.  Expense leverage was driven by improved distribution efficiencies and lower performance based compensation expense, partially offset by higher depreciation expense and occupancy related costs.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

For the first quarter of fiscal 2011, net interest expense was $0.4 million compared to net interest expense of $0.2 million last year.  The effective income tax rate for the first quarter of fiscal 2011 was 38.9% compared to 37.7% last year as the settlement of an uncertain tax position lowered last year’s rate.

Inventory and Cash Management

Inventory ended the first quarter of fiscal 2011 at $785 million compared to $745 million last year.  The 5% increase in inventory was comprised of a 3% increase in overall store count and a 2% increase in average store inventory with the majority of the average store increase due to the shortfall in sales of our seasonal merchandise category likely due to adverse weather conditions experienced in the first quarter of fiscal 2011.

We ended the first quarter of fiscal 2011 with $284 million of Cash and Cash Equivalents and no borrowings under our credit facility compared to $261 million of Cash and Cash Equivalents and no borrowings under our credit facility as of the end of the first quarter of fiscal 2010.  The $23 million increase in cash was attributable to cash generated by our business over the last 12 months, partially offset by $192 million of share repurchase activity which occurred during the second and third quarters of fiscal 2010.

Share Repurchase Activity

As a reminder, in March 2010, our Board of Directors authorized a share repurchase program (“March 2010 Program”) providing for the repurchase of up to $400 million of our common shares. To date, we have invested $342 million to repurchase 10.5 million shares, or approximately 13% of our outstanding shares, at an average price of $32.74 leaving $58 million of authorization remaining at the end of the first quarter of fiscal 2011.

On May 25, 2011, our Board of Directors unanimously approved a new share repurchase program (“May 2011 Program”) providing for the repurchase of up to $400 million of our common shares.  The May 2011 Program is eligible to begin after the completion of the March 2010 Program.  The May 2011 Program will continue until exhausted and will be funded with cash and cash equivalents, cash generated during fiscal 2011 or, if needed, by drawing on our $500 million unsecured credit facility.  Common shares acquired through the repurchase program will be available to meet obligations under equity compensation plans and for general corporate purposes.

Discontinued Operations

As discussed in our Form 10-K filed with the SEC on March 30, 2011, activity related to KB Toys, our former division, as well as the operating results and costs associated with 130 Big Lots stores closed in January 2006 are classified as discontinued operations.  Net loss from discontinued operations for the first quarter of fiscal 2011 totaled $0.1 million compared to a net loss from discontinued operations of $0.1 million for the first quarter of fiscal 2010.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

2011 OUTLOOK

•	Provides initial Q2 guidance for income from continuing operations of $0.38 to $0.48 per diluted share versus income from continuing operations of $0.48 per diluted share for the same period last year
•	Provides initial Q2 comparable store sales guidance of flat to a decrease of 3%
•	Reduces fiscal 2011 annual guidance for income from continuing operations to $2.75 to $2.90 per diluted share versus income from continuing operations of $2.83 per diluted share last year
•	Reduces fiscal 2011 comparable stores sales guidance to flat to a decrease of 2%
•	Reduces Cash Flow guidance to $185 million

For the second quarter of fiscal 2011, we anticipate comparable store sales in the range of flat to a decrease of 3% and our income from continuing operations is estimated to be in the range of $0.38 to $0.48 per diluted share, compared to income from continuing operations for the second quarter of fiscal 2010 of $0.48 per diluted share.

Based on first quarter operating results and our expectations for the second fiscal quarter, we lowered our fiscal 2011 guidance for income from continuing operations.  We now anticipate fiscal 2011 income from continuing operations of $2.75 to $2.90 per diluted share, compared to our prior guidance of $3.05 to $3.15 per diluted share.  Our revised EPS guidance is based on estimated fiscal 2011 comparable store sales in the range of flat to a decrease of 2%, an operating profit rate in the range of 6.9% to 7.2%, and a weighted average share count of 76 million which does not assume any share repurchase activity.  We have revised our Cash Flow guidance to $185 million compared to our prior guidance of $205 million.

Conference Call/Webcast

We will host a conference call today at 8:00 a.m. Eastern Time to discuss our financial results for the first quarter and provide commentary on our outlook for fiscal 2011.  We invite you to listen to the webcast of the conference call through the Investor Relations section of our website (www.biglots.com).

If you are unable to join the live webcast, an archive of the call will be available through the Investor Relations section of our website (www.biglots.com) beginning two hours after the call ends and will remain available through midnight on Thursday, June 9. A replay of the call will be available beginning May 26 at 12:00 noon (Eastern Time) through June 9 at midnight by dialing: 1.888.203.1112 (United States and Canada) or 1.719.457.0820 (International). The PIN number is 8773275.

Big Lots is the nation’s largest broadline closeout retailer.  As of the end of the first quarter of fiscal 2010 (April 30, 2011), we operated 1,405 BIG LOTS stores in 48 states. Wholesale operations are conducted through BIG LOTS WHOLESALE, CONSOLIDATED INTERNATIONAL, and WISCONSIN TOY.  Our website is located at www.biglots.com.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “may,” “target,” “forecast,” “guidance,” “outlook” and similar expressions generally identify forward-looking statements. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Although we believe the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of our knowledge, forward-looking statements, by their nature, involve risks, uncertainties and other factors, any one or a combination of which could materially affect our business, financial condition, results of operations or liquidity.

Forward-looking statements that we make herein and in other reports and releases are not guarantees of future performance and actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including, but not limited to, the current economic and credit crisis, the cost of goods, our inability to successfully execute strategic initiatives, competitive pressures, economic pressures on our customers and us, the availability of brand name closeout merchandise, trade restrictions, freight costs, the risks discussed in the Risk Factors section of our most recent Annual Report on Form 10-K, and other factors discussed from time to time in our other filings with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This release should be read in conjunction with such filings, and you should consider all of these risks, uncertainties and other factors carefully in evaluating forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	APRIL 30,	MAY 1,
	2011	2010
	(Unaudited)	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$283,895	$260,948
Inventories	784,865	745,226
Deferred income taxes	51,136	54,143
Other current assets	63,206	63,332
Total current assets	1,183,102	1,123,649

Property and equipment - net	521,925	487,878

Deferred income taxes	10,786	15,733
Other assets	42,009	31,013
	$1,757,822	$1,658,273

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$372,425	$359,844
Property, payroll and other taxes	79,845	73,889
Accrued operating expenses	60,270	59,248
Insurance reserves	37,848	40,388
KB bankruptcy lease obligation	3,452	4,665
Accrued salaries and wages	24,222	33,582
Income taxes payable	32,792	17,951
Total current liabilities	610,854	589,567

Deferred rent	44,924	33,731
Insurance reserves	47,077	44,695
Unrecognized tax benefits	18,221	19,525
Other liabilities	29,930	23,831

Shareholders' equity	1,006,816	946,924
	$1,757,822	$1,658,273

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED
	APRIL 30, 2011		MAY 1, 2010
		%		%
	(Unaudited)		(Unaudited)

Net sales	$1,227,274	100.0	$1,235,162	100.0
Gross margin	494,129	40.3	501,955	40.6
Selling and administrative expenses	387,167	31.5	392,780	31.8
Depreciation expense	20,664	1.7	19,100	1.5
Operating profit	86,298	7.0	90,075	7.3
Interest expense	(501)	(0.0)	(506)	(0.0)
Interest and investment income	112	0.0	343	0.0
Income from continuing operations before income taxes	85,909	7.0	89,912	7.3
Income tax expense	33,378	2.7	33,914	2.7
Income from continuing operations	52,531	4.3	55,998	4.5
Loss from discontinued operations, net of tax benefit of $40 and $66, respectively	(60)	(0.0)	(100)	(0.0)
Net income	$52,471	4.3	$55,898	4.5

Earnings per common share - basic (a)
Continuing operations	$0.71		$0.69
Discontinued operations	0.00		0.00
Net income	$0.71		$0.69

Earnings per common share - diluted (a)
Continuing operations	$0.70		$0.68
Discontinued operations	0.00		0.00
Net income	$0.70		$0.68

Weighted average common shares outstanding
Basic	74,047		80,932
Dilutive effect of share-based awards	1,219		1,453
Diluted	75,266		82,385

(a)
The earnings per share for Continuing Operations, Discontinued Operations and Net Income are separately calculated in accordance with accounting pronouncements; therefore, the sum of earnings per share for Continuing Operations and Discontinued Operations may differ, due to rounding, from the calculated earnings per share of Net Income.

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	13 WEEKS ENDED	13 WEEKS ENDED
	APRIL 30, 2011	MAY 1, 2010
	(Unaudited)	(Unaudited)

Net cash provided by operating activities	$125,545	$107,761

Net cash used in investing activities	(19,099)	(11,427)

Net cash used in financing activities	(90)	(119,119)

Increase (Decrease) in cash and cash equivalents	106,356	(22,785)
Cash and cash equivalents:
Beginning of period	177,539	283,733
End of period	$283,895	$260,948